Exhibit 20.2
                               SA TELECOMMUNICATIONS, INC.
                               Contact: Howard F. Curd
                               Chairman of the Board of Directors
                               (972) 690-5888


                                            FOR IMMEDIATE RELEASE
                                            ---------------------


                   SA TELECOMMUNICATIONS, INC.
                         FILES CHAPTER 11

             COMPANY IN TALKS WITH POTENTIAL BUYERS

     Dallas, Texas, November 19, 1997 -- SA Telecommunications, Inc., a full-service regional interexhange carrier, today announced that it has filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the District of Delaware, seeking protection of its assets, its customers and the on-going value of its business.

     The Company indicated that it will continue to pursue possible strategic alternatives, including a merger or the sale of the Company, as previously announced. The Company also announced the engagement of Jay Alix & Associates, a financial consulting firm, to add management and financial expertise and to assist the Board in evaluating strategies and financial alternatives for the Company going forward.

     "A Chapter 11 filing allows a company to continue operations in the normal course of business, while obtaining relief from the immediate collection of its obligations owed to existing creditors," said Howard F. Curd, Chairman of the Board of
Directors of the Company. "This will allow SA Telecommunications, Inc. the time to continue investment and sales discussions already in progress while at the same time continuing to serve our customers and protect the ongoing value of our business."

     Related Chapter 11 petitions were also filed in the same court for U.S. Communications, Inc., AddTel Communications, Inc., Long Distance Network, Inc., Southwest Long Distance Network, Inc., Uniquest Communications, Inc. and North American Telecommunications Corporation, all wholly-owned subsidiaries of the Company.

     The Company also announced the resignation of J. David Darnell, Senior Vice President-Finance, Chief Financial Officer and director of the Company, who left to accept another position within the telecommunications industry, as well as the resignation of Paul R. Miller, the former President and Chief Operating Officer of SA Telecommunications, as a director.

       Due  to the fluidity of the situation, the Company  stated
that  its  Form 10-QSB for the quarter ended September  30,  1997 will not be filed on the extended due date of November 18, 1997.

     SA Telecommunications, Inc. provides a wide range of telecommunications services including: 1+, 800/888, dedicated services, travel and debit cards, and conference calling. The Company provides the majority of its services over its switching and transmission facilities on the regional network in the contiguous regions of the west, southwest and south central states.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AND AS SUCH INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SOME OF THE FACTORS THAT MAY CAUSE SUCH MATERIAL DIFFERENCES ARE SET FORTH AS RISK FACTORS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.